Exhibit 107

Calculation of Filing Fee Table

Form S-1

(Form Type)

Titan Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee
Equity	Common stock, par value $0.001 per share(2)	457(o)			$11,000,000	.00011020	$1,212.20

		Total Offering Amounts		—	$11,000,000	—	$—
		Fees Previously Paid					$—
		Total Fee Offsets					—
		Net Fee Due					—

(1)	Estimated solely for the purpose of calculating the amount of the registration fee in pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”).

(2)	Pursuant to Rule 416 under the Securities Act, also includes an indeterminable number of shares of common stock that may become issuable by reason of stock splits, stock dividends, and similar transactions.